Exhibit 4.1

No.

SUBSCRIPTION AGREEMENT

BY AND AMONG

JASMINE’S GARDEN

AND

THE INVESTORS LISTED ON SCHEDULE 1

Dated as of March 17, 2004

THE SECURITIES OFFERED BY THIS SUBSCRIPTION AGREEMENT HAVE NOT BEEN REGISTERED WITH OR APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, NOR HAS SUCH COMMISSION OR ANY STATE SECURITIES BUREAU, COMMISSION OR OTHER REGULATORY AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THIS OFFERING OR THE ACCURACY OR ADEQUACY OF THIS SUBSCRIPTION AGREEMENT.  ACCORDINGLY, YOU MAY NOT OFFER OR SELL THE OFFERED SECURITIES IN THE UNITED STATES OR TO U.S. PERSONS (AS SUCH TERM IS DEFINED IN RULE 902(K) PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR EVIDENCE ACCEPTABLE TO US AND OUR COUNSEL, WHICH MAY INCLUDE AN OPINION OF COUNSEL, THAT REGISTRATION IS NOT REQUIRED.  HEDGING TRANSACTIONS INVOLVING THE OFFERED SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS SUBSCRIPTION AGREEMENT MAY NOT BE SHOWN OR GIVEN TO ANY PERSON OTHER THAN THE PERSON WHOSE NAME APPEARS ABOVE AND MAY NOT BE PRINTED OR REPRODUCED IN ANY MANNER WHATSOEVER.  FAILURE TO COMPLY WITH THIS DIRECTIVE CAN RESULT IN A VIOLATION OF THE SECURITIES ACT.  ANY FURTHER DISTRIBUTION OR REPRODUCTION OF THIS SUBSCRIPTION AGREEMENT IN WHOLE OR IN PART, OR THE DIVULGENCE OF ANY OF ITS CONTENTS BY AN OFFEREE, IS UNAUTHORIZED.  BY ACCEPTING THIS SUBSCRIPTION AGREEMENT, YOU EXPRESSLY AGREE TO COMPLY WITH THESE AND THE OTHER RESTRICTIONS CONTAINED HEREIN.

LIST OF EXHIBITS

EXHIBIT A	Irrevocable Proxy
EXHIBIT B	Accredited Investor Questionnaire

i

SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT (this “Agreement”) is made and entered into as of the 16th day of March, 2004 by and among Jasmine’s Garden, a Nevada corporation (the “Company”), and the investors named on Schedule 1 attached hereto (each such investor is referred to herein as an “Investor” and collectively as the “Investors”).  Certain terms used and not otherwise defined in the text of this Agreement are defined in Section 8 of this Agreement.

W I T N E S S E T H

WHEREAS, the Company is a reporting company with certain shares of its issued and outstanding Common Stock listed on the Over-The-Counter Electronic Bulletin Board under the ticker symbol JASG.OB; and

WHEREAS, the Company desires to issue and to sell to the Investors, and the Investors desire to purchase from the Company, up to Thirty Million (30,000,000) fully paid and non-assessable shares of restricted Common Stock, par value $0.001, at a per share purchase price of $0.05, for an aggregate of One Million Five Hundred Thousand Dollars ($1,500,000) in accordance with the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants herein contained, the parties hereto hereby agree as follows:

ARTICLE I

AUTHORIZATION OF SECURITIES

1.1                                 Authorization of Securities.  Prior to the Closing Date, the Company’s Board of Directors shall have taken all action necessary to authorize the issuance and sale of Thirty Million (30,000,000) shares of its restricted Common Stock (the “Securities”) to the Investors.

ARTICLE II

SALE AND PURCHASE OF THE SECURITIES

2.1                                 Sale and Purchase of Restricted Common Stock.  Subject to the terms and conditions set forth in this Agreement, each Investor hereby subscribes for and agrees to acquire from the Company at the Closing, and the Company hereby agrees that it shall issue to each Investor at the Closing, free and clear of any Encumbrances, the number of shares of restricted Common Stock set forth opposite such Investor’s name on Schedule 1 hereto against payment of the purchase price (the “Purchase Price”) therefore set forth next to each Investors’ name on Schedule 1 hereto.  Each Investor acknowledges that the Securities acquired hereunder are subject to restrictions on transfer under federal and state securities laws.

ARTICLE III

CLOSING

3.1                                 Closing. The closing of the sale to, and purchase by, the Investors of the Securities (the “Closing”) shall occur by mail at the offices of Liner Yankelevitz Sunshine &

Regenstreif LLP, 1100 Glendon Avenue, 14th Floor, Los Angeles California 90024, on the date hereof or at such other time and place as the parties hereto may agree (the “Closing Date”).  In the event that such date is not a Business Day, the Closing Date shall be deemed to be the first Business Day following such date.

3.2                                 Deliveries by the Company.

(a)                                  At the Closing, the Company shall deliver to each Investor one or more certificates evidencing the number of Securities to be purchased by such Investor at the Closing each of which shall be registered in such Investor’s name or its designee, against delivery to the Company of the Purchase Price payable by wire transfer of immediately available funds to an account that the Company designated in writing to the Investor prior to the Closing Date; and

3.3                                 Deliveries by the Investor. At the Closing, each Investor shall deliver to the Company:

(a)                                  The Purchase Price payable by wire transfer or other form acceptable to the Company of immediately available funds to an account that the Company designated in writing to the Investor prior to the Closing Date; and

(b)                                 The original of the Irrevocable Proxy in the form attached hereto as Exhibit A (the “Proxy”), executed by the Investor;

(c)                                  Such other documents as are required to be delivered by the Investor to the Company.

3.4                                 Other Deliveries. At the Closing, the Company and Investor will deliver such duly executed Transaction Documents as are required to be executed by the parties hereunder or thereunder.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE INVESTOR

Each Investor acknowledges that this Agreement is made with Investor in reliance upon Investor’s representation to the Company.  Each Investor, severally as to itself and not jointly, represents and warrants to and agrees with the Company as follows:

4.1                                 Regulation S Representations and Warranties.

(a)  US Person.  Investor represents that it is not an “U.S. person “ as that term is defined in Rule 902(k) of Regulation S promulgated under the Securities Act, that it resides outside of the United States, and that it has accurately completed the accredited investor questionnaire set forth as Exhibit B attached hereto.

(b)  Dealer; Distributor.  Investor represents that it is not a distributor or dealer as such term is defined in Section 2(a)(12) of the Securities Act, or a Person receiving a selling concession, fee or other remuneration in connection with the Securities.

(c)  Resale Limitations.  Investor understands that the Securities have not been, and will not upon issuance be, registered under the Securities Act of 1933, as amended (the “Securities Act”), and further understands that the Securities are restricted securities as such term is defined in Rule 144 promulgated under the Act and may be resold without registration under the Act and the applicable rules and regulations under the Act, only in very limited circumstances.  In this connection, Investor represents that it is familiar with the terms and provisions of Regulation S (including Rule 903 and Rule 904 promulgated under the Securities Act) and Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.  Investor further agrees that all offers and sales of the Securities (including those made prior to the expiration of the one year distribution compliance period described in Regulation S) shall be made in accordance with the terms and provisions of the Securities Act including without limitation Rules 144, 903 and 904 promulgated under the Securities Act, pursuant to a registration of the Securities under the Securities Act, or pursuant to an available exemption from the registration requirements of the Securities Act.

(d)  Hedging Transactions.  Investor agrees not to engage in hedging transactions with regard to the Securities prior to the expiration of the one-year distribution compliance period described in Regulation S.

(e)  Restrictive Legends.  Investor further understands that the certificates evidencing the Securities shall bear one or more of the following legends:

•                  “These securities have not been registered under the Securities Act of 1933, as amended (the “Act”).  They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under the Act unless an opinion of counsel to the Company is delivered to the effect that such registration is not required or that the securities are being sold pursuant to Rule 144 of the Act and therefore this legend should be removed.”

•                  “Transfer of these securities is prohibited except in accordance with the provisions of Regulation S promulgated under the Securities Act of 1933, as amended (the “Act”), pursuant to registration under the Act, or pursuant to an available exemption from registration.  Hedging transactions involving these securities may not be conducted unless in compliance with the Act.”

•                  Any other legend required by the securities laws of any applicable jurisdictions.

(f)  Acquisition for Own Account.  Investor hereby confirms that: (i) the Securities will be acquired for investment for Investor’s own account, not as a nominee or agent, not with a view to the resale or distribution of any part thereof, and not for the benefit or the account of a U.S. Person; (ii) Investor does not have any present intention of selling, granting any participation in or otherwise distributing any such Securities; and (iii) Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer, encumber, pledge, hypothecate or grant participations to such person or to any third person, with respect to any of the Securities.

(g)  No Public Review/ No Soliciting Materials.  Investor understands that no federal or state agency has recommended or endorsed the offer, sale or purchase of the Securities or passed on the adequacy or accuracy of the information set forth in this Agreement.  Investor acknowledges that it has not seen, received, been presented with, or been solicited by any leaflet, public promotional meeting, newspaper or magazine article or advertisement, radio or television advertisement, or any other form of advertising or general solicitation with respect to the sale of the Securities.

4.2                                 General Representations and Warranties.

(a)  Organization. If Investor is an entity, Investor is validly existing and in good standing under the laws of its jurisdiction of organization, has all requisite power and authority to enter into this Agreement and consummate the transactions contemplated hereby and all of its Control Persons satisfy the requirements of Regulation S promulgated under the Act.

(b)  Validity. The execution, delivery and performance of this Agreement, and the other documents and instruments referred to herein, in each case to which Investor is a party, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of Investor.  This Agreement and each other Transaction Document have been duly and validly executed and delivered by Investor and assuming their due authorization, execution and delivery by the Company constitute a valid and binding obligation of Investor, enforceable against it in accordance with the terms of each Transaction Document, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and the rights of creditors of insurance companies generally.

(c)  Disclosure of Information.   Investor understands and acknowledges that the Company is a reporting company under the Exchange Act of 1934, as amended (the “Exchange Act”) and that disclosures regarding the Company are publicly available at www.sec.gov, among other places.  Investor acknowledges that it has received or has had the opportunity to review all the information it considers necessary or appropriate for deciding whether to purchase the Securities.  Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities and the business, properties, prospects and financial condition of the Company.  Investor is aware of the Company’s current operations and financial condition and is making this investment on an “As Is Where Is” basis.

(d)  Investment Experience.  Investor is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters such that it is capable of evaluating the merits and risks of the investment in the Securities.  If the Investor is an entity, Investor represents that it has not been organized for the purpose of acquiring the Securities.

(e)  Acknowledgment of Risk. Investor has read and understands the risks involved in investing in the Company, as described in Article VI below.

(f)  Tax Consequences.  Investor is aware that there can be no assurance regarding the federal, state, local or foreign tax consequences of an investment in the Company, nor can there be any assurance that the Code or the regulations promulgated thereunder or other applicable laws and regulations will not be amended at some future time in such manner as to deprive the Company and its stockholders of any tax benefits that might be received.  In making this investment, Investor is relying upon the advice of its personal tax advisor with respect to the tax aspects of an investment in the Company and not on the Company or any agent thereof.

(g)  Tax Allocation.  Investor understands that taxable income and gain allocated to the Investor by the Company and the tax on the portion thereof allocated to the Investor for any year may exceed the cash distributions from the Company to the Investor and, if so, the Investor will have to look to sources other than distributions from the Company to pay such tax.

(h)  Brokers. There is no broker, investment banker, financial advisor, finder or other Person which has been retained by or is authorized to act on behalf of Investor who might be entitled to any fee or commission for which the Company will be liable in connection with the execution of this Agreement.

ARTICLE V

REPRESENTATIONS, WARRANTIES AND COVENANTS BY THE COMPANY

The Company represents and warrants to and agrees with each Investor as follows:

5.1                                 Limitation.  The Company makes no representations or warranties other than the representations and warranties contained in this Agreement.

5.2                                 Due Issuance and Authorization of Capital Stock.  All of the outstanding shares of capital stock of the Company have been validly issued and are fully paid and nonassessable.  No shares of capital stock of the Company are subject to any lien, claim, judgment, charge, mortgage, security interest, pledge, escrow equity or other encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing (collectively, “Encumbrances”) and the sale and delivery of the Securities to the Investor pursuant to the terms hereof will vest in the Investor legal and valid title to such Securities free and clear of all Encumbrances.

5.3                                 Organization.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.  The Company is duly authorized by all necessary consents, approvals, authorizations, orders, registrations, qualifications, licenses and permits of and from all public, regulatory or governmental agencies and bodies, to own, lease and operate its assets and properties and to conduct its business as it is now being conducted and is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its assets and properties makes such qualification or licensing necessary.

5.4                                 Authorization; Enforcement.  The Company has all requisite corporate power and has taken all necessary corporate action required for the due authorization, execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the issuance of the Securities).  The execution, delivery and performance by the Company of each of the Transaction Documents and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of the Company.  The Company has taken all actions under its Articles of Incorporation and its By-Laws as may be necessary or advisable to provide the Investor with the rights hereby contemplated.  This Agreement and each other Transaction Document have been duly and validly executed and delivered by the Company, and assuming due authorization, execution and delivery by each Investor (as the case may be), constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and the rights of creditors generally.

5.5                                 Issuance of Shares.  Upon issuance, the Securities will be duly authorized, validly issued, fully paid and non-assessable, and such Securities will be free from all taxes, liens, claims and Encumbrances, and will not impose personal liability upon the holder thereof.

ARTICLE VI

RISK FACTORS

6.1                                 Risk Factors.  THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. EACH INVESTOR HAS CAREFULLY CONSIDERED THE RISKS DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS AGREEMENT OR OTHERWISE PUBLICLY AVAILABLE AT WWW.SEC.GOV BEFORE IT HAS MADE ITS INVESTMENT. ADDITIONAL RISKS AND UNCERTAINTIES, INCLUDING THOSE GENERALLY AFFECTING THE MARKET IN WHICH THE COMPANY OPERATES OR THAT THE COMPANY CURRENTLY DEEMS IMMATERIAL, MAY ALSO IMPAIR THE COMPANY’S BUSINESS.

a.                                       We Have Recently Adopted A New Business Plan.  There Is No Assurance That We Will Be Successful In Implementing Our Business Plan.  We intend to abandon our current business plan and have recently adopted a new business plan to engage in a merger or acquisition with an unidentified company or entity.  In connection therewith, we intend to appoint a new management team to further our new business plan.  As a result, our financial statements may materially change in the future as we implement our new plan or strategic focus and historical financial statements will not be accurate indicators of the prospective performance of the Company.  Prior to the new plan, we were engaged in the business of nationwide wholesale and retail sales of greeting cards, note cards and gift tags made from a design process involving photography and computer graphics.  We have a limited operating history and are considered a development stage enterprise because we have not generated significant revenues from the sale of our products.  We have nominal assets with which to create operating capital. We have an accumulated deficit of $3,835 at September 30, 2003.  These factors raise substantial doubt about our ability to continue as a going concern if we do not implement our new business plan.  There can be no assurance, however, that we will be successful in implementing our new business plan or that we will able to generate revenues sufficient to continue as a going concern under our new business plan.

b.                                      The Company Will Need, But May Not Be Able To Obtain Additional Financing On Reasonable Terms Or At All.  Since inception, we have had minimal revenues and minimal profits.  We have financed our operations primarily through the sale of our common stock and with income derived from operations.We do not intend to devote the proceeds of this Offering to further our existing business.  We intend to devote the proceeds of this Offering to implement our new business plan.  We believe that the proceeds of this Offering, together with other available funds, will be sufficient to meet our anticipated needs for the new business plan and for working capital and capital expenditures for at least the next 13 months.  Thereafter, we will need to raise additional funds.  We may need to raise additional funds sooner in order to accelerate the implementation of our new business plan, to develop new or enhanced services or products, to respond to competitive pressures or to acquire complementary products, businesses or technologies.  We may also need to raise funds if our available funds decrease.  If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced and stockholders may experience additional and substantial dilution.  Moreover, such securities may have rights, preferences and privileges senior to those of our Common Stock.  There can be no assurance that additional financing will be available on terms favorable to us or at all.  If adequate funds are not available or are not available on acceptable terms, we may not be able to fund our expansion, take advantage of unanticipated acquisition opportunities, develop or enhance products or respond to competitive pressures.  Thus, we may be adversely impacted if the full proceeds are not raised and investors may lose their entire investment. The funds raised by this Offering will be used, as received, for the purposes set forth in Section 7.1 hereof.  Such inability could have a material adverse effect on our business, results of operations and financial condition.

c.                                       We Have Broad Management Discretion Over the Allocation of Proceeds from this Offering.  The net maximum proceeds from the sale of the maximum offering of 30,000,000 shares of Common Stock offered by the Company is estimated to be approximately $1,500,000. Our management retains broad discretion as to the allocation of the proceeds of this offering.  The failure of management to apply such funds effectively could have a material adverse effect on our business, results of operations and financial condition.

d.                                      No Assurance Of Profitability.  The Company has not yet implemented its new business plan.  There can be no assurance that the Company will achieve positive cash flow or profitability from its new operations or the new business plan.

e.                                       Change in Control.  Once the Offering is completed, assuming a full subscription, the Investors as a group will beneficially own 62.5% of the then issued and outstanding shares of Common Stock.  As a result, the Investors as a group will be able to exercise control over any matters requiring the vote of stockholders, including the election of directors.  This could delay or prevent a change in control of our board of directors.  This may have the effect of precluding or delaying the opportunity of minority stockholders to sell their Common Stock to interested purchasers or may significantly reduce the offering price in any such transaction.

f.                                         Equity Incentive Plan.  We plan to attract and retain employees in part by offering stock grants, stock options and other purchase rights for a significant number of our shares of Common Stock.  We have approved and adopted a 2004 Equity Incentive Plan authorizing the issuance of 12,000,000 shares (approximately 25% on a fully diluted basis) of free trading stock and have filed a registration statement on Form S-8 covering the securities issuable thereunder.  There is no assurance that we will not adopt additional equity incentive plans or stock option plans, which may further dilute the holdings of the Investors in the Company.

g.                                      Number Of Authorized Shares Of Common Stock Available For Future Issuance; Possible Dilutive And Anti-takeover Effects.  We are currently authorized by our Articles of Incorporation, as amended, to issue 50,000,000 shares of Common Stock, of which 18,015,400 are issued and outstanding.  The Board of Directors of the Company has approved, and subject to shareholder approval, intend to amend our Articles of Incorporation to increase the number of authorized shares of Common Stock from 50,000,000 to 140,000,000 and authorize black check preferred stock consisting of 60,000,000 shares.  Upon the amendment of the Articles of Incorporation, the Board of Directors will have the power to issue substantial amounts of additional Common Stock and Preferred Stock without shareholder approval and shall have the right to set the rights, preferences and privileges of the Preferred Stock without shareholder approval.  We may issue a substantial number of additional securities in connection with future financings or acquisitions.  To the extent that additional shares of Common Stock or Preferred Stock are issued, dilution of the interests of our shareholders (including the Investors) will occur.  In addition, the issuance of Preferred Stock and Common Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company.  We currently are not committed to issue any shares of Preferred Stock.

h.                                      No Minimum Capitalization.  There is no minimum capitalization required in this Offering.  We intend on using investors’ subscription funds as soon as they are received to further our business plan.

i.                                          Dividends.  We do not intend to declare or pay any dividends in the foreseeable future.  Therefore, there can be no assurance that holders of Common Stock will receive any additional cash, stock or other dividends on their shares of Common Stock until the Company has funds which the Board of Directors determines can be allocated to dividends.  Future dividends on Common Stock, if any, will depend on future earnings, financing requirements and other factors.  There can be no assurance that the proposed operations of the Company will result in sufficient revenues to enable us to operate at profitable levels or to generate a positive cash flow.  Revenues received by the Company and not distributed must nevertheless be taken into account at the end of each year of income tax purposes, whether or not any cash is distributed to them.

j.                                          Nevada Law and Our Articles of Incorporation Impose Limitations on the Liability of Our Directors to the Stockholders.  Our Articles of Incorporation provide, as permitted by governing Nevada law, that our directors shall not be personally liable to our stockholders for monetary damages for breach of fiduciary duty as a director, with certain exceptions.  These provisions may discourage stockholders from bringing suit against a director for breach of fiduciary duty.

k.                                       Lack Of Liquidity Of Investment.   There are substantial restrictions on the transferability of the Securities as a result of both federal and state securities laws. While there is a limited public market for the shares of the Company’s Common Stock, the Securities are restricted stock and subject to significant resale and transfer restrictions under federal and state securities laws, including without limitation, Rules 144, 903 and 904 promulgated under the Securities Act.  The Company does not currently intend to register the Securities for public sale under federal or state securities laws.  Even if the Securities are registered, there can be no assurance that the public market for the Securities will be sustained. Accordingly, the Securities may be acquired for investment purposes only and not with a view toward resale. For such reasons, an Investor should consider that an investment in the Securities is illiquid.

ARTICLE VII

COVENANTS

7.1                                 Use of Proceeds.  The Company covenants to use the proceeds from the sale of the Securities to implement the new business plan, for working capital purposes and other general corporate purposes, as determined by the Company’s Board of Directors.

7.2                                 Further Assurances.  Upon the terms and subject to the conditions herein provided, each of the parties hereto shall use their commercially reasonable efforts to take, or cause to be taken, all actions or do, or cause to be done, all things or execute any documents necessary, proper or advisable to consummate and make effective the transactions contemplated hereby.

7.3                                 Governmental Entity Filings and Approvals.  The parties hereto shall (i) as promptly as practicable file, or cause to be filed or submitted to Governmental Entities all notices, applications, documents and other materials necessary in connection with the consummation of such transactions (other than any notices, applications, documents and other materials which are permitted under applicable Law to be submitted following the Closing) and (ii) use their respective commercially reasonable efforts to respond as promptly as practicable to all inquiries received from all Governmental Entities for additional information or documentation in connection with such transactions.  The parties shall furnish each other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of such necessary filings or submissions to any Governmental Entity.  The parties shall provide each other with draft copies and as-filed copies of all such filings and submissions to Governmental Entities and shall provide the other with a reasonable opportunity to comment upon all such draft copies.  The parties hereto shall have the right to participate in any meetings with any Governmental Entity relating to such filings and submissions.

7.4                                 Stop Orders; Refusal of Registration.  Each of the parties acknowledges and agrees that unless the Company is prohibited under foreign law from refusing to register securities transfers or if the securities are in bearer form, the Company shall refuse to register any transfer of the Securities not made in accordance with the provisions of Regulation S promulgated under the Securities Act, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration.

ARTICLE VIII

DEFINITIONS

8.1                                 Definitions.  Unless the context otherwise requires, the terms defined in this Section 11.1 shall have the meanings specified for all purposes of this Agreement.

Except as otherwise expressly provided, all accounting terms used in this Agreement, whether or not defined in this Section 8.1, shall be construed in accordance with United States generally accepted accounting principles.

“Affiliate” of any Person means any other Person which directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.  The term “control” (including the terms “controlled by” and “under common control with”) as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Agreement.

“Article of Incorporation” shall mean the certificate of incorporation of the Company as in effect on the Closing Date and as hereafter from time to time amended, modified, supplemented or restated.

“Business Day” means a day other than a Saturday, Sunday or day on which banking institutions in Los Angeles, California are authorized or required to remain closed.

“By-Laws” shall mean the By-Laws of the Company as in effect on the Closing Date and as hereafter from time to time amended, modified, supplemented or restated.

“ Common Stock” means the shares of the Company’s voting common stock with a par value of $0.001 per share authorized in, and designated as, “Common Stock” in the Company’s Article of Incorporation.

“Closing” has the meaning assigned to it in Section 3.1 hereof.

“Closing Date” has the meaning assigned to it in Section 3.1 hereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Control Persons” means any Person or Persons (as defined under Section 2(a)2 of the Act) that possesses directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or contract or otherwise.

“Encumbrances” has the meaning assigned to it in Section 5.2 hereof.

“Governmental Entity” means any national, federal, state, municipal, local, territorial, foreign or other government or any department, commission, board, bureau, agency, regulatory authority or instrumentality thereof, or any court, judicial, administrative or arbitral body or public or private tribunal.

“Indemnification Period” shall have the meaning set forth in Section 10.3.

“Indemnified Party” shall have the meaning set forth in Section 10.3.

“Indemnifying Party” shall have the meaning set forth in Section 10.3.

“Investor” has the meaning set forth in the recitals.

“Losses” shall mean all or any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees but excluding in all events consequential, punitive, or so-called special damages) or diminution of value, whether or not involving a third-party claim.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, incorporated organization, association, corporation, institution, public benefit corporation, government (whether federal, state, country, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof) or other entity.

“Purchase Price” has the meaning assigned it in Section 2.1 hereof.

“SEC” means the Securities and Exchange Commission.

“Securities” shall have the meaning assigned to such term in Section 1.1 hereof.

“Securities Act” or “Act” means the Securities Act of 1933, as amended.

“Third Party Claimant” shall have the meaning set forth in Section 10.3.

“Transaction Documents” shall mean this Agreement, the Proxy and all other documents as are required to be delivered by the Investor to the Company pursuant to this Agreement.

ARTICLE IX

ENFORCEMENT

9.1                                 Remedies at Law or in Equity.  If any representation or warranty made by or on behalf of the Company or any Investor in this Agreement is untrue or misleading as of the Closing Date, or any covenant made by the Company or any Investor is breached by any such party, the other party or parties may proceed to protect and enforce its rights by suit in equity or action at law, whether for the specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement, as amended or to enforce any other legal or equitable right of such party, or to take any one or more of such actions.

In the event an Investor brings such an action against the Company or the Company brings an action against an Investor arising under this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement including, without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

9.2                                 Cumulative Remedies.  Except as otherwise provided herein, none of the rights, powers or remedies conferred upon the parties shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to every other right, power or remedy, whether conferred hereby or now or hereafter available at law, in equity, by statute or otherwise.

ARTICLE X

MISCELLANEOUS

10.1                           Waivers and Amendments.  Upon the approval of the Company, and the written consent of the each of the Investors (a) the obligations of the Company, and the rights of an Investor under this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely), and (b) the Company, may enter into a supplemental agreement for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement, or of any supplemental agreement or modifying in any manner the rights and obligations hereunder or thereunder of the Investors and the Company; provided, however, that without each Investor’s written consent, no such amendment or waiver shall affect adversely such Investor’s rights hereunder in a discriminatory manner inconsistent with its adverse effects on rights of other Investors hereunder (other than as reflected by the different number of shares held by such Investors).

The foregoing notwithstanding, no such waiver or supplemental agreement shall affect any of the rights of any holder of a security created by any subsequent amendments to the Articles of Incorporation or by the Nevada Revised Statutes without compliance with all applicable provisions of the Articles of Incorporation as may be amended and the Nevada Revised Statutes.

Neither this Agreement, nor any provision hereof, may be changed, waived, discharged or terminated orally or by course of dealing, but only by a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, except to the extent provided in this Section.

10.2                           Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be hand delivered or mailed postage prepaid by registered or certified mail or transmitted by facsimile transmission (with immediate telephonic confirmation thereafter),

(a)                                  If to an Investor, to the respective addresses set forth on the counterpart signature pages of this Agreement signed by such Investor:

or                                      (b)                                If to the Company:

Attention: Chief Executive Officer

Facsimile No.: (   )

or at such other address as the Company or an Investor each may specify by written notice to the others, and each such notice, request, consent and other communication shall for all purposes of the Agreement be treated as being effective or having been given when delivered if delivered personally, upon receipt of facsimile confirmation if transmitted by facsimile, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and postage prepaid as aforesaid.

10.3                           Indemnification of the Company.

(a)                                  Each Investor, severally as to itself and not jointly, hereby indemnifies the Company against and agrees to hold the Company harmless from any and all Losses arising out of any misrepresentation or breach of warranty by such Investor pursuant to this Agreement.

(b)                                 Claims Notice.  In the event the Company wishes to assert a claim for indemnification hereunder, (the “Indemnified Party”) it shall deliver written notice (a “Claims Notice”) to the applicable Investor (the “Indemnifying Party”), specifying the facts constituting the basis for, and the amount (if known) of the claim asserted.

(c)                                  Third Party Claims.  Upon making any indemnification payment, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Indemnified Party against any third party in respect of the Loss to which the payment relates; provided, however, that until the Indemnified Party recovers full payment of its Loss, any and all claims of the Indemnifying Party against any such third party on account of the payment are hereby made expressly subordinated and subjected in right of payment to the Indemnified Party’s rights against such third party.  Without limiting the generality of any other provision hereof, the Indemnified Party and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights.

(d)                                 Right to Contest Claims of Third Parties.

(i)                                     If an Indemnified Party asserts, or may in the future seek to assert, a claim for indemnification hereunder because of any action, cause of action or suit brought by any Person not a party to this Agreement (a “Third Party Claimant”) that may result in a Loss with respect to which the Indemnified Party would be entitled to indemnification pursuant to this Section 10.3 (an “Asserted Liability”), the Indemnified Party shall deliver to the Indemnifying Party a Claims Notice with respect thereto, which Claims Notice shall, in accordance with the provisions of Section 10.2 hereof, be delivered as promptly as practicable after an action in connection with such Asserted Liability is commenced against the Indemnified Party.

(ii)                                  The Indemnifying Party shall have the right, upon written notice to the Indemnified Party, to investigate, contest, defend or settle any Asserted Liability that may result in a Loss with respect to which the Indemnified Party is entitled to indemnification pursuant to this Section 10.3; provided that (A) the counsel for the Indemnifying Party who conducts the defense of such claim or litigation is reasonably satisfactory to the Indemnified Party, and (B) the Indemnified Party may, at its option and at its own expense, participate in the investigation, contesting, defense or settlement of any such Asserted Liability through representatives and counsel of its own choosing (it being understood that the Indemnifying Party shall bear the cost of such counsel if the Indemnified Party in good faith determines that it may have one or more defenses or counterclaims that are inconsistent with one or more of those of the Indemnifying Party in respect of the Asserted Liability); and, provided further, that the Indemnifying Party shall not settle any Asserted Liability unless (i) such settlement is on exclusively monetary terms and provides as an unconditional term an immediate release of the Indemnified Party for all liability with respect to such Asserted Liability or (ii) the Indemnified Party has consented to the terms of such settlement.  If requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, cooperate with reasonable requests of the Indemnifying Party and its counsel in contesting any Asserted Liability, including, if appropriate and related to the Asserted Liability in question, in making any counterclaim against the Third Party Claimant, or any cross-complaint against any Person (other than the Indemnified Party or its Affiliates).  If the Indemnifying Party fails to undertake the defense of the Asserted Liability reasonably promptly, the Indemnified Party may, at its option and at the Indemnifying Party’s expense, to do so in such manner as it deems appropriate; provided, however, that the Indemnified Party shall not settle or compromise any Asserted Liability for which it seeks indemnification hereunder without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld or delayed).

(iii)                               The Indemnifying Party may participate in (but not control) the defense of any Asserted Liability that it has not elected to defend with its own counsel and at its own expense.

(iv)                              The Indemnifying Party and the Indemnified Party shall make mutually available to each other all relevant information in their possession relating to any Asserted Liability (except to the extent that such action would result in a loss of attorney-client privilege or would violate any applicable law) and shall cooperate with each other in the defense thereof.

(e)                                  No Duplication; Sole Remedy.

(i)                                     Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation or warranty.

(ii)                                  The parties’ respective rights to indemnification provided for in this Section 10.3 shall be the exclusive remedy for any Losses for which indemnification is provided hereunder; provided, however, that nothing contained herein shall prevent an Indemnified Party from pursuing remedies that may be available to such party under applicable law in the event of an Indemnifying Party’s failure to comply with its indemnification obligations under this Section 10.3 or in the case of fraud.

10.4                           Survival of Representations, Warranties and Covenants.  The representations and warranties of the parties hereto made pursuant to this Agreement shall survive the Closing until two (2) years after the Closing Date, provided that the representations and warranties contained in Sections 4.1, 4.2, 5.2, and 5.3 shall survive indefinitely.

10.5                                 No Implied Waivers.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

10.6                           Successors and Assigns.  All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective parties hereto, the successors and assigns of the respective Investors and the successors of the Company whether so expressed or not.  None of the parties hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto, except that an Investor may, without the prior consent of the Company, assign its rights hereunder to any of its Affiliates.  This Agreement shall not inure to the benefit of or be enforceable by any other Person.

10.7                           Headings.  The headings of the Sections and paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part of this Agreement.

10.8                           Governing Law.  This Agreement will be governed by and construed under the laws of the State of California without regard to conflicts of laws principles.

10.9                           Expenses.  Except as otherwise specifically provided in this Agreement, the parties to this Agreement shall bear their respective costs and expenses incurred in connection with the preparation and execution of this Agreement and the transactions contemplated hereby.

10.10                     Jurisdiction.  Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal or state court located in the County of Los Angeles and State of California, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.2 shall be deemed effective service of process on such party.

10.11                     Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.12                     Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document.  All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.  This Agreement shall become effective when each party hereto has received counterparts hereof signed by all of the other parties hereto.

10.13                     Entire Agreement.  This Agreement and the other Transaction Documents contain the entire agreement among the parties hereto with respect to the subject matter hereof and such Agreement supersedes and replaces all other prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof.

10.14                     Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

10.15                     No Further Obligation.  Following the Closing, except for the payment by each Investor of the Purchase Price in accordance with the terms hereof, no Investor has any further obligation to invest in the Company under this Agreement, the other Transaction Documents, or any of the transactions contemplated hereby or thereby.

EXHBIT A

IRREVOCABLE PROXY

[See attachment]

EXHIBIT B

ACCREDITED INVESTOR QUESTIONNAIRE

To:                            Jasmine’s Garden (the “Company”)

The undersigned hereby represents and warrants that the information contained in this accredited investor questionnaire is true and accurate and acknowledges that the Company is relying thereon.

Status as an “Accredited Investor”.  Investor is (check ALL that apply):

(i)                                               A natural person whose individual net worth (assets less liabilities), or joint net worth with his or her spouse, exceeds $1,000,000.

(ii)                                            A natural person whose individual income was in excess of $200,000, or whose joint income with his or her spouse was in excess of $300,000, in each of the two most recent years, and who has a reasonable expectation of reaching the same income level for the current year.

(iii)                                         A director or an executive officer of the Company.

(iv)                                        A bank, insurance company, registered investment business development company, small business investment company or employee benefit plan.

(v)                                           A savings and loan association, credit union, or similar financial institution, or a registered broker or dealer.

(vi)                                        A private business development company.

(vii)                                     An organization described in Section 501(c)(3) of the Internal Revenue Code with assets in excess of $5,000,000.

(viii)                                  A corporation, Massachusetts or similar business trust, or partnership with assets in excess of $5,000,000.

(ix)                                          A trust with assets in excess of $5,000,000.

(x)                                             An entity in which all of the equity owners are accredited investors.  Also check the item(s) [(i)-(ix)] that apply to the equity owners.  [This item is not available to an irrevocable trust.]

(xi)                                          A self-directed IRA, Keogh, or similar plan of which the individual directing the investments qualifies as an “accredited investor” in one or more of items (i)-(x) above.  Also check the item(s) [(i)-(x)] that apply to the individual.

(xii)                                       None of the above.

The undersigned submits this accredited investor questionnaire as of the date written below.

SCHEDULE 1

Investors	Address	Number of Shares of Common Stock Acquired	Purchase Price
Xiong Xin Gan		7,200,000	$360,000
Ruan Ju Xiang		6,000,000	$300,000
Fan Xi		5,400,000	$270,000
Fang Zao Jie		1,250,000	$62,500
Wang Fu Xiang		1,900,000	$95,000
Xu Zhu Zhuan		3,750,000	$187,500
Xu Zu Hong		4,500,000	$225,000